Exhibit 10.1
*** CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 1 TO
2020 AMENDED AND RESTATED
WALMART MONEYCARD PROGRAM AGREEMENT

This Amendment No. 1 to the 2020 Amended and Restated Walmart MoneyCard Program Agreement (“Amendment”) is made as of December 22, 2020 (“Amendment Effective Date”), by and among Walmart Inc., a Delaware corporation, Wal-Mart Stores Texas L.L.C., a Delaware limited liability company, Wal-Mart Louisiana, LLC, a Delaware limited liability company, Wal-Mart Stores Arkansas, LLC, an Arkansas limited liability company, Wal-Mart Stores East, L.P., a Delaware limited partnership, Wal-Mart Puerto Rico, Inc., a Puerto Rico corporation, and Walmart Apollo, LLC, a Delaware limited liability company (for limited purposes described in Section 2.5 of the Agreement, as defined below)(each of the foregoing entities, individually and collectively, “Retailer”), (2) Green Dot Corporation (“GDC” or “Green Dot”), a Delaware corporation, and (3) Green Dot Bank, a Utah chartered Fed member bank and wholly owned subsidiary of GDC (“Bank”). Each of the foregoing parties is sometimes referred to herein as “Party,” and collectively they are referred to as the “Parties.”

WHEREAS, Retailer, Green Dot and Bank are party to that certain 2020 Amended and Restated Walmart Money Card Program Agreement, dated as of January 1, 2020 (the “Agreement”);

WHEREAS, Retailer, Bank and Green Dot desire to amend the Agreement to provide for the marketing, promotion, and sale of the Bank’s demand deposit account products and certain additional revenue generating fees as further set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment and not specifically defined in this Agreement have the meaning ascribed to such terms in the Agreement.

2. DDA Product Addendum. The Agreement is amended by the addition of “New Product Addendum No. 1: DDA Products,” that is attached to this Amendment and incorporated into this Amendment and the Agreement by this reference.

3. Miscellaneous. Except as expressly amended or supplemented hereby, the terms and conditions of the Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement. The Parties may execute and deliver this Amendment electronically, including by facsimile.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date.

WALMART INC.
WAL-MART STORES ARKANSAS, LLC
WAL-MART STORES EAST, LP
WAL-MART STORES TEXAS, LLC
WAL-MART LOUISIANA, LLC
WAL-MART PUERTO RICO, INC.

By: /s/ Wilbert Paul Noronha
Name: Wilbert P. Noronha
Title: Vice President, Financial Services

WALMART APOLLO, LLC

By: /s/ Gordon Allison
Name: Gordon Allison
Title: Senior Vice President, Assistant Secretary

GREEN DOT CORPORATION

By: /s/ Brandon Thompson
Name: Brandon Thompson
Title: Executive Vice President

GREEN DOT BANK

By: /s/ Greg Quarles
Name: Greg Quarles
Title: Chief Executive Officer

NEW PRODUCT ADDENDUM NO. 1: DDA PRODUCTS

This New Product Addendum No. 1: DDA Products (“Addendum”) is a part of that certain 2020 Amended and Restated Walmart MoneyCard Program Agreement (“Agreement”) between Retailer, GDC, and Bank, and constitutes a “new Product Addendum” for the purposes of Section 2.13 of the Agreement. Capitalized terms used in this Addendum and not specifically defined in this Addendum have the meaning ascribed to such terms in the Agreement.

1. Demand Deposit Accounts. Retailer agrees to use commercially reasonable efforts to promote and sell Bank’s demand deposit account products co-branded with Retailer Marks (the “DDAs”) at the Stores on the same terms and conditions of the Agreement relating to MoneyCards. Accordingly, the terms “MoneyCard” and “Products,” as used throughout the Agreement, shall be deemed to include the DDAs.

2. Overdraft Protection for DDAs.

a. Cardholders shall have the option to take part in any of three levels of overdraft protection that shall be offered by Bank as part of the DDA program (the “Overdraft Protection Program”). Bank may charge a fee each time a Cardholder who has opted-in to the Overdraft Protection Program overdrafts the account (each such fee, an “Overdraft Fee”). Bank shall pay to Retailer a [***] fee for each Overdraft Fee actually collected by Bank (net of any waivers, reversals, or refunds) from a Cardholder who has opted-in to the Overdraft Protection Program in connection with a DDA. Bank will pay Retailer’s share of the Overdraft Fees to Retailer within twenty business days of the end of each month. Upon Retailer's written request and at any time that a DDA Product is outstanding or active, GDC and Bank shall furnish to Retailer or its designee all such information concerning Bank’s assessment and collection of Overdraft Fees, including documentation reasonably supporting the amount and calculation of Overdraft Fees in accordance with the process set forth in Section 3.2 of the Agreement.

b. The Bank shall initially offer overdraft coverage in the amounts of $10.00, $100.00, and $200.00 for which the corresponding Overdraft Fees shall be $0.00, $15.00, and $15.00, respectively, as part of the Overdraft Protection Program. Any changes in the levels of overdraft coverage offered by Bank, in the Overdraft Protection Program, or the Overdraft Fees must be mutually agreed upon by the Parties in writing through an amendment to this Addendum executed by the Parties.

c. The Overdraft Fee shall be separate from and in addition the monthly percentage of Total Program Revenue that is currently paid to Retailer for Total Program Revenues that are not related to the Overdraft Protection Program under Section 3.2 of the Agreement.

d. As between Retailer and Bank, Bank shall be responsible for all costs and expenses incurred with respect to development and implementation of the Overdraft Protection Program, and any modifications to the Overdraft Protection Program.

July 13, 2022

VIA FEDERAL EXPRESS DELIVERY

Green Dot Corporation
3465 E. Foothill Blvd.
Pasadena, CA 91107
Attn: Chief Executive Officer

Green Dot Corporation
3465 E. Foothill Blvd.
Pasadena, CA 91107
Attn: General Counsel

Green Dot Bank
1675 North Freedom Blvd. (200 West)
Provo, UT 84604
Attn: President

Re: Notice of assignment per Section 9.1 of the 2020 Amended and Restated Walmart Moneycard Agreement, dated effective as of January 1, 2020 (“Agreement”), by and among: (1) GREEN DOT CORPORATION and GREEN DOT BANK (collectively, “Green Dot”); and (2) WALMART INC., WAL-MART STORES EAST, LP, WAL-MART STORES TEXAS, LLC, WAL-MART STORES ARKANSAS, LLC, WAL-MART LOUISIANA, LLC, WAL-MART PUERTO RICO, INC. (collectively, “Walmart”), and WALMART APOLLO, LLC (“Apollo”).

Dear Green Dot:

We are writing you as a valued partner for Walmart’s financial services business. As part of the business, Walmart and Green Dot entered into the Agreement where Walmart serves as an authorized agent and representative of Green Dot for the purpose of selling various prepaid card and debit card products bearing Walmart trademarks.

As you may be aware, Walmart has recently undertaken a corporate reorganization affecting its financial services business. Walmart and Ribbit Capital invested in a newly formed entity, RNBW Ventures Inc. (“ONE”), with Walmart Inc. as ONE’s majority owner. ONE purchased ONE Finance, Inc. and Even Responsible Finance, Inc. as part of the reorganization, and Walmart is in the process of consolidating certain aspects of its financial services business under ONE.

As part of the reorganization, and effective on March 31, 2022, Walmart assigned the Agreement to ONE as permitted under Section 9.1 of the Agreement (the “Assignment”). Contemporaneously with the Assignment, Walmart agreed to remain responsible for discharging certain operational obligations of an authorized agent and representative of Green Dot which are imposed on Walmart under the Agreement. Additionally, as a result of the Assignment, ONE will act with Walmart as a co-agent of Green Dot under the Agreement.

Walmart acknowledges that, notwithstanding the Assignment, it must ensure that Green Dot has the right to continue to use Retailer Marks as provided in Section 2.5 of the Agreement. Apollo (as owner of the Retailer Marks) joins in this letter for the limited purpose of confirming Green Dot’s continued rights in and to the Retailer Marks as described in the previous sentence.

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For the avoidance of doubt, capitalized terms used but not defined herein (if any) have the meanings given to them in the Agreement. This letter may be signed electronically and in one or more counterparts.
We look forward to working with you to grow the Program through the ONE entity.

This letter is issued by Walmart, effective as of March 31, 2022.

Apollo joins in the execution of this letter, effective as of March 31, 2022, for the purposes set forth above.

WALMART:

WALMART INC.:
WAL-MART STORES EAST, LP:
WAL-MART STORES TEXAS, LLC:
WAL-MART STORES ARKANSAS, LLC :
WAL-MART LOUISIANA, LLC:
WAL-MART PUERTO RICO, INC.:

By: /s/ Julia Unger
Print Name: Julia Unger
Title: VP of Financial Services

APOLLO:

Walmart Apollo, LLC

By: /s/ Gordon Allison
Print Name: Gordon Allison
Title: Senior Vice President

Acknowledged:

RNBW Ventures Inc.:

By: /s/ Elizabeth Stevens
Print Name: Elizabeth Stevens
Title: Authorized Signatory
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AMENDMENT NO. 2 TO
2020 AMENDED AND RESTATED
WALMART MONEYCARD PROGRAM AGREEMENT

This Amendment No. 2 to the 2020 Amended and Restated Walmart MoneyCard Program Agreement (“Amendment”) shall be effective as of May 1, 2025 (“Amendment Effective Date”), by and among (1) RNBW Ventures Inc. (“OnePay”), a Delaware corporation, (2) Green Dot Corporation (“GDC” or “Green Dot”), a Delaware corporation, and (3) Green Dot Bank, a Utah chartered Fed member bank and wholly owned subsidiary of GDC (“Bank”).

WHEREAS effective as of March 31, 2022, Walmart Inc., a Delaware corporation, Wal-Mart Stores Texas L.L.C., a Delaware limited liability company, Wal-Mart Louisiana, LLC, a Delaware limited liability company, Wal- Mart Stores Arkansas, LLC, an Arkansas limited liability company, Wal-Mart Stores East, L.P., a Delaware limited partnership, Wal-Mart Puerto Rico, Inc., a Puerto Rico corporation, and Walmart Apollo, LLC, a Delaware limited liability company (each of the foregoing entities, individually and collectively, “Walmart”) assigned its obligations under the Agreement (as defined below) to OnePay;

WHEREAS, OnePay, Green Dot and Bank are party to that certain 2020 Amended and Restated Walmart MoneyCard Program Agreement, dated as of January 1, 2020 (as amended, the “Agreement”);

WHEREAS, OnePay, Bank and Green Dot desire to amend the Agreement to extend the term of the Agreement to allow for the continued sale and distribution of the MoneyCards;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.Definitions. Capitalized terms used in this Amendment and not specifically defined in this Agreement have the meaning ascribed to such terms in the Agreement. GDC, Bank and OnePay are sometimes referred to herein as “Party,” and collectively they are referred to as the “Parties.”

2.Amendment and Restatement of certain definitions. As of the Amendment Effective Date, the following definitions shall be amended and restated as set forth below.

“Initial Term” means the period commencing on the Effective Date and ending on January 31, 2033.

3.Amendment and Restatement of Section 5.1. As of the Amendment Effective Date, Section 5.1 shall be amended and restated as set forth below.

“5.1. Term. Unless earlier terminated, upon expiration of the Initial Term, this Agreement will continue for one Renewal Term, unless notice of non-renewal is sent by any Party hereto at least one hundred eighty (180) days prior to the expiration of the Initial Term.”

4.Incentive Payment. In consideration of the Parties entering into this Amendment, the Parties will cause TailFin Labs, LLC (“Tailfin”) to pay OnePay a one-time, non-refundable incentive payment in the amount of seventy million dollars ($70,000,000.00) (the “Incentive Payment”), subject to appropriate review and written approval of Tailfin’s Board of Managers (“Tailfin Approval”); the Parties will mutually agree on the funding logistics and the appropriate accounting treatment of the Incentive Payment. The Parties agree that the Incentive Payment is for the mutual benefit of the Walmart and Green Dot business relationship. The Incentive Payment shall be due and payable via wire transfer on the Amendment Effective Date and after
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Tailfin Approval. The Incentive Payment may be used in OnePay’s sole discretion and nothing in the Agreement shall restrict such use. This Amendment shall not be effective and shall have no force or effect unless and until OnePay has received the full Incentive Payment in cleared funds.

5.Product Display. OnePay will work with Walmart to use commercially reasonable efforts to display GDC Products (as such term is defined in that certain Master Distribution Agreement with an effective date of May 1, 2015 (as amended), between Walmart, OnePay, GDC, and Bank and limited to physical cards) and MoneyCard in totality on fixtures and j-hooks in physical Stores in a manner not materially less prominent in the aggregate than such display of the OnePay DDA Product on fixtures and j-hooks in physical Stores and consistent with the Program Marketing Plan. “OnePay DDA Product” means the physical debit card associated with the demand deposit account offered by OnePay and its Affiliates. For clarity, this Section 5 is not intended to modify OnePay’s rights under the Agreement.

6.Further Amendments. Green Dot and Bank acknowledge that further amendments may be contemplated by Green Dot, Bank, and Walmart with respect to certain technical corrections regarding those entities’ relationship in connection with money transmission, which amendments are not addressed herein. Green Dot and Bank agree to cooperate with Walmart timely and in good faith to execute such further amendments.

7.Miscellaneous. Except as expressly amended or supplemented hereby, the terms and conditions of the Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement. The Parties may execute and deliver this Amendment electronically, including by facsimile.
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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date.

RNBW VENTURES INC.

By: /s/ Laura Nadler
Name: Laura Nadler
Title: CFO

GREEN DOT CORPORATION

By: /s/ William Jacobs
Name: William Jacobs
Title: Chief Executive Officer

GREEN DOT BANK

By: /s/ Chris Ruppel
Name: Chris Ruppel
Title: Chief Executive Officer

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